Exhibit 4

SECOND AMENDMENT TO

PROMISSORY NOTE DATED MARCH 7, 2007

CONSENT AND SUBORDINATION

This Second Amendment (“Amendment”) to the Promissory Note dated March 7, 2007 between North American Technologies Group, Inc (“Maker”) and Herakles Investments, Inc. (“Payee”) in the amount of $1,174,224 (the “Note”) is entered into and effective this 30th day of October, 2008.

The Note is one of a series of promissory notes aggregating $2,000,000 dated March 7, 2007 made by the parties to that certain Securities Purchase Agreement dated as of September 15, 2006 and the Maker.

Maker and Payee are parties to a Security Purchase Agreement dated as of July 24, 2007 (“SPA”) and that Payee is a holder of Maker’s 8% Convertible Debentures due July 2010 issued thereunder (“Debentures”).

Maker and Payee have agreed to extend the Maturity Date of the Note to October 31, 2009 in accordance with the terms and conditions set forth below:

1.                                     The definition of “Maturity Date” shall be deleted in its entirety and replaced with the following:

“Maturity Date. The earlier of October 31, 2009 or the date on which Maker receives funding of a financing for a minimum of $2 million.”

2.                                     Maker and Payee acknowledge and agree that accrued interest on the Note as of October 31, 2008 is $145,309.12 and that such amount shall be paid in full to Maker no later than October 31, 2008 in cash.

3.                                     Interest accruing after October 31, 2008 shall be paid in cash quarterly on January 31, April 30, July 31 and October 31 through the Maturity Date.

4.                                     This agreement shall not be effective unless and until (a) Maker has received a Second Amendment to Promissory Note extending the Maturity Date of each of the series of promissory notes aggregating $2,000,000 dated March 7, 2007 as set forth in Section 1 above from each of the payees thereunder and (b) Maker provides to Payee a certificate of completion certifying thereto.

5.                                     Payee, as a holder of the Debentures, hereby consents to this Amendment and the transactions contemplated herein and waives any provision of the Debentures or the SPA prohibiting this Amendment or the transactions contemplated herein, specifically Section 7 of the Debentures.

6.                                     Payee further agrees that the right of payment of the Notes shall be subordinate to the prior right of payment of the $3,000,000 aggregate principal amount of 8% Convertible Debentures due July 2010.

7.                                       Except as specifically set forth herein, all other terms and conditions of the Note shall remain in full force and effect.

MAKER:

NORTH AMERICAN TECHNOLOGIES GROUP, INC.

By:	/s/ Joe B. Dorman
Name:	Joe B. Dorman
Title:	Secretary

PAYEE:

HERAKLES INVESTMENTS, INC.

By:	/s/ Heather Kreager
Name:	Heather Kreager
Title:	Senior Vice President